     U.S. SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

FORM 8-K

             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE  SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2004

COMMISSION FILE NUMBER: 333-87968

KNIGHT FULLER, INC.

      (Exact name of registrant as specified in its charter)

                Delaware

45-0476087

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 (State or jurisdiction of incorporation

 (I.R.S. Employer I.D. No.)

 or organization

8260 E. Raintree Drive, Main Lobby

Scottsdale, AZ

          85260

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(Address of principal executive offices)

        (Zip Code)

Registrant's telephone number: 805-703-1978

 ______________________________________________________

     (Former name or former address, if changed since last report)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 1, 2004, the company and its subsidiary, PayCell, Inc., entered into an agreement with its parent company, Celtron International, Inc., Celtron’s subsidiary, Orbtech Holdings, Ltd., and Orbtech’s subsidiary, CreditPipe (Pty) Ltd., to acquire 50% of CreditPipe’s Postillion Financial Switch, and 50% of the common stock of CreditPipe, with an option to purchase up to an additional 10% of CreditPipe.

The Postillion Financial switch, licensed from Mosaic Software, will enable CreditPipe and PayCell to become their own acquiring house with direct entry into the banking network to switch and effect financial transactions, specifically on mobile commerce and credit card transactions originating form the businesses of CreditPipe and PayCell.

Knight Fuller and PayCell have committed the sum of ZAR 5 million (5 million South African Rand, equivalent to approximately $812,000 USD) to Orbtech and CreditPipe for the establishment of the network, in exchange for ownership of 50% of the license and 50% of the common share capital of CreditPipe, with an additional option to purchase up to 60% of the common share capital of CreditPipe.  The ZAR 5 million is to be paid over a five month period at ZAR 1 million per month, beginning November 1, 2004.

As part of the transaction, Celtron sublicensed to PayCell, all of its mobile credit, mobile e-commerce and cellular credit card and check payment technology for PayCell’s use worldwide, with the exception of the African continent, where PayCell will share the Postillion Switch and payment network with CreditPipe.  The technology, used in conjunction with the Postillion Switch, will enable PayCell to turn cellular telephones into a point-of-sale device for credit card and check transactions worldwide.

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The board of directors, in accordance with company By-Laws, has appointed the management team of affiliated company, CreditPipe (Pty) Ltd. to implement the company’s worldwide network of mobile credit card processing systems.  The new makeup of the board of directors is as follows:

Allen Harington

Chief Executive Officer, Chief Financial Officer, Director

Brandon Sandiford

President, Director

Stephen Hallock

Secretary, Director

Allen A. Harington. Mr. Harington has been the Chief Executive Officer, Chairman, Secretary and Director of the our parent company, Celtron International, Inc., since June 20, 2001. Since 1993, when he started his career in the technology arena he headed the formation of the company that was responsible for the design of the World's first real-time Credit Card Activated and Billed Cellular Telephone. Since then, he has been involved in the management, sourcing, design discussions and implementation of various technologies and products related to the cellular industry.

Brandon Sandiford.  Mr. Sandiford is a founder of CreditPipe, and has served as its Managing Director since its inception, with a special focus on sales and marketing. Since June 2001 Mr. Sandiford has been responsible for the development, coordination of new business strategies. From 1995 to 2000, he was employed by the Bryan Hatting Group, serving as Quality Resources and Sales Engineer, and then as Director. Mr. Sandiford received a Bachelor of Commerce Degree from Unisa, 1995.

Stephen Hallock.  Mr. Hallock has served as a Director of the company since July 30, 2004, and temporarily served as our Chief Executive Officer.  Since 2001 he has been the Managing Member of Opus International, LLC, managing over $35 million in assets.  From 1998 through 2001, he served as a portfolio manager for Suprafin, Inc., working extensively with financial derivatives and in the mobile commerce and bio-tech industries.  Mr. Hallock holds a B.S. in Finance from the Robert H: Smith School of Business.

Neil Davis.  Mr. Davis is a management consultant to our management team.  He is a founder of CreditPipe, has served as Director and Chief Technical Officer since inception. He is the designer of the product concepts, MySS and Mobilecredit. From 1999 through 2001, Mr. Davis was employed by IQ Business Group, where he headed "Webcommerce," IQ's ISP and hosting arm of its "IQ Works" subsidiary. From 1995 through 1999, he served as the support manager for Interdoc and Medinet, medical software development companies. From 1991 through 1994, Mr. Davis worked for Telkom, where he was trained on transmission, communication and carrier systems, including microwave and satellite systems.

On October 26, 2004, as accepted by the board of directors on October 28, 2004, Chief Executive Officer and Director Bruce A. Brown resigned as officer and director of the company.

Item 7.    Financial Statements and Exhibits

     (a)     Financial Statements of Business Acquired.

Not applicable – Knight Fuller, as a subsidiary of Celtron International, consolidates its financial statements with its parent.

     (b)   Pro forma Financial Information.

Not applicable

     (c)   Exhibits

Exhibit 10.15: Acquisition Agreement between Knight Fuller, Inc. and PayCell, Inc., and Celtron International, Inc., Orbtech (Pty) Ltd., and CreditPipe (Pty) Ltd., dated November 1, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2004

Knight Fuller, Inc.

     /s/ Stephen Hallock

_ _____________________________

By: Stephen Hallock, Secretary/Director